EXHIBIT 23.1





The Board of Directors
Superior Energy Services, Inc.:

We consent to incorporation by reference in this registration statement on Form S-8 of Superior Energy Services, Inc. of our report dated March
15, 1996, relating to the consolidated balance sheets of Superior Energy Services, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended, which report appears in the December 31, 1995, annual report on Form 10-K of Superior Energy Services, Inc. Our report refers to the adoption of the methods of accounting for the impairment of long-lived assets and for long-lived assets to be disposed of prescribed by Statement of Financial Accounting Standards No. 121.


                                   /s/ KPMG Peat Marwick LLP
                                   KPMG PEAT MARWICK LLP

New Orleans, Louisiana
September 16, 1996